Exhibit 99.1


        SureWest Receives Regulatory Decision Continuing Interim Payments


    ROSEVILLE, Calif.--(BUSINESS WIRE)--Aug. 29, 2005--Leading independent telecommunications holding company SureWest Communications (NASDAQ:SURW) announced today that it has received a decision issued by the California Public Utilities Commission (CPUC) in connection with a pending proceeding initiated in 2001 involving SureWest Telephone, a SureWest subsidiary (formerly Roseville Telephone). The decision authorizes SureWest Telephone to continue to recover $11.5 million in annual payments from a California High Cost Fund (CHCF) pending future regulatory filings and determinations described below.
    "SureWest is extremely pleased with the CPUC's decision and the Commission's agreement with our position regarding continued funding of this amount," said Brian Strom, President and CEO of the company.
    As previously reported by SureWest, in November 2000, the CPUC authorized SBC Communications to terminate annual payments to SureWest Telephone related to extended area service (EAS) in the amount of $11.5 million effective November 30, 2000. In its place, the CPUC authorized replacement funding on an interim basis from the California High Cost Fund, a program designed by the CPUC to establish a fair and equitable local rate structure and to reduce any disparity in the rates charged by telephone companies serving high-cost areas. The decision adopted by the Commission provides for the continuation of the $11.5 million in annual payments pending the outcome of future regulatory proceedings to be instituted to review the CHCF and the underlying cost data used as its basis.

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues identified by the Company, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


    CONTACT: SureWest Communications
             Ron Rogers, 916-746-3123
             r.rogers@surewest.com